Exhibit 99.DVII

SUB-ADVISORY AGREEMENT

PARAMETRIC PORTFOLIO ASSOCIATES LLC

THIS SUB-ADVISORY AGREEMENT is made as of 16th day of June, 2022 among Wilmington Funds, a Delaware statutory trust (the “Trust”), Wilmington Funds Management Corporation (the “Adviser”), a corporation organized under the laws of the state of Delaware, and Parametric Portfolio Associates LLC, a limited liability company organized under the laws of state of Delaware (the “Sub-Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and offers for public sale distinct series of shares of beneficial interest; and

WHEREAS, the Wilmington International Fund (the “Fund”) is a series of the Trust; and

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Contract between the Trust and the Adviser under which the Adviser is responsible for the coordination of investment of the Fund’s assets in portfolio securities; and

WHEREAS, the Adviser is authorized under the Investment Advisory Contract to delegate its investment responsibilities to one or more persons or companies;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. The Adviser and the Trust hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may, from time to time and in its sole and absolute discretion with notice to the Sub-Advisor, make additions to and withdrawals from the Fund Account.

2. ACCEPTANCE OF APPOINTMENT. The Sub-Adviser accepts its appointment as a discretionary portfolio manager and agrees to use its professional judgment to make investment decisions for the Fund Account with respect to the investments of the Fund Account and to implement such decisions on a timely basis in accordance with the provisions of this Agreement.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Adviser with copies properly certified or authenticated of any amendment or supplement thereto:

a. The Fund’s Investment Advisory Contract;

b. The Trust’s most recent effective registration statement, supplements and financial statements as filed with the Securities and Exchange Commission;

c. The Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws; and

d. Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees (the “Board”) relating to obligations and services provided by the Sub-Adviser.

4. PORTFOLIO MANAGEMENT SERVICES OF THE SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund Account, to purchase and to sell securities for the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with Sections 6 and 7 hereof and Schedule A hereto (as amended from time to time). The Sub-Adviser will provide advice only with respect to the securities, cash and other investments held in the Fund Account and, in making recommendations with respect to the Fund Account, the Sub-Adviser shall have no obligation to consider any other securities, cash or other investments owned by the Fund. In providing portfolio management services to the Fund Account, the Sub-Adviser shall be subject to and shall conform to: (i) such investment restrictions as are set forth in the 1940 Act and the rules thereunder, (ii) the Internal Revenue Code, (iii) provisions of the Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws, as each may be hereafter modified, amended and/or supplemented from time to time, that are applicable to the Fund Account, (iv) applicable state securities laws, (v) applicable securities and similar investment statutes and regulations of foreign jurisdictions, (vi) the supervision and control of the Board, (vii) such specific instructions as the Board may adopt and communicate to the Sub-Adviser, (vii) the investment objective, policies and restrictions of the Trust applicable to the Fund Account furnished pursuant to Section 5 of this Agreement, and (viii) the provisions of Schedule A and Schedule B hereto and other instructions communicated to the Sub-Adviser by the Adviser. The Sub-Adviser is not authorized by the Trust to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Adviser shall maintain on behalf of the Trust the records listed in Schedule B hereto (as amended from time to time), but shall have no other responsibility for the maintenance of Fund records except as provided for in Section 18(d). At the Trust’s reasonable request, the Sub-Adviser will consult with the Trust or with the Adviser with respect to any decision made by it with respect to the investments of the Fund Account.

5. INVESTMENT OBJECTIVE, POLICIES AND RESTRICTIONS. The Trust will timely provide the Sub-Adviser with the statement of investment objective, policies and restrictions applicable to the Fund Account as contained in the Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any instructions adopted by the Board supplemental thereto. The Trust agrees, on an ongoing basis, to promptly notify the Sub-Adviser in writing of each change in the fundamental and non-fundamental investment policies of the Fund Account and will promptly provide the Sub-Adviser with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as the Sub-Adviser may from time to time reasonably request for performance of its obligations under this Agreement. The Trust retains the right, on written notice to the Sub-Adviser or the Adviser, to modify any such objective, policies or restrictions in accordance with applicable laws, at any time. [The Adviser shall provide or cause to be provided timely information to the Sub-Adviser regarding such matters as the composition of the Fund’s assets, cash requirements and cash available for investment in the Fund Account, and all other reasonable information as may be necessary for the Sub-Adviser to perform its duties and responsibilities hereunder.]

6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the custodian designated by the Trust and identified to the Sub-Adviser (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund Account, and the Sub-Adviser shall not have possession or custody thereof The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the administrator designated by the Trust or any other designated agent of the Trust, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Schedule B hereto (as amended from time to time). The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper trade instructions to the Custodian, the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm either electronically or in writing proper execution of the trade instructions.

7. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Sub-Adviser to the extent permitted by Section 7(c) hereof) to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed, subject to the following and subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Board.

a. In executing portfolio transactions, the Sub-Adviser will give primary consideration to securing the best execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Trust, the Adviser nor the Sub-Adviser has adopted a formula for allocation of the Fund Account’s investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund Account than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund Account with certain such brokers, subject to subsequent review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients of the Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to cause the Fund Account to pay brokerage commissions, which may be in excess of the lowest rates available, to brokers who execute transactions for the Fund Account or who otherwise provide brokerage and research services utilized by the Sub-Adviser, provided that the Sub-Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Sub-Adviser’s overall responsibilities with respect to accounts as to which the Sub-Adviser exercises investment discretion.

b. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund Account as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the best price and execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust in respect of the Fund Account and to such other clients. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund.

c. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund Account with a broker or dealer which is (i) an affiliated person of the Trust, the Adviser or any sub-adviser for any Fund Account of the Trust; (ii) a principal underwriter of the Trust’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Trust’s Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1 or (z) executed in accordance with Rule 10f-3(c) of the 1940 and the Trust’s Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3. The Adviser agrees that it will provide the Sub-Adviser with a list of such affiliated brokers and dealers.

d. The Sub-Adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1, and 17a-10 under the 1940 Act, the Sub-Adviser (i) will not consult with any other sub-adviser of the Fund, which is advising the Fund, concerning the Sub-Adviser or its affiliated persons’ transactions with the Fund in securities or other assets of the Fund, and (ii) will be limited to providing investment advice with respect to the Fund Account.

8. PROXIES. The Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time, and the Sub-Adviser shall have no responsibility for, or liability with respect to, voting proxies. The Sub-Adviser shall be responsible for, and have liability with respect to, taking corporate actions not involving proxies in a timely manner. The Adviser acknowledges and agrees that the Sub-Adviser will not be required to advise or take any action on behalf of the Adviser or the Fund, including filing any proof of claim forms, with respect to any bankruptcies, class actions or other legal proceedings involving securities held or formerly held by the Fund or the issuers of those securities.

9. REPORTS TO THE SUB-ADVISER. The Trust or its agents will provide the Sub-Adviser with such periodic reports concerning the status of the Fund Account as the Sub-Adviser may reasonably request.

10. FEES FOR SERVICES. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated and paid by the Trust in accordance with the attached Schedule C.

11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Trust acknowledges that the Sub-Adviser or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliated persons or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7(b) hereof, the Trust agrees that the Sub-Adviser or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objective and policies of the Fund Account and any specific investment restrictions applicable thereto. The Trust and Adviser acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Fund Account shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12. CERTIFICATE OF AUTHORITY. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, a Fund Account, the Adviser and/or the Sub-Adviser.

13. LIMITATION OF LIABILITY AND INDEMNIFICATION.

a. The Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or the Adviser, provided, however, that such acts or omissions shall not have resulted from the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Except as may otherwise be required by law, the Sub-Adviser shall not be liable for any act or failure to act by the Custodian, any broker or dealer to which the Sub-Adviser directs transactions for the Fund Account, or by any other third party including the Adviser. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act.

b. The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Adviser Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

c. The Sub-Adviser shall indemnify the Adviser, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a direct result of the Sub-Adviser’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Sub-Adviser Indemnified Person’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

14. CONFIDENTIALITY. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser in performing the services hereunder, the Adviser and the Trust in respect thereof.

15. ASSIGNMENT. This Agreement shall terminate automatically in the event of its assignment. The Sub-Adviser shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust and the Adviser to take the steps necessary to enter into a new contract with the Sub-Adviser.

16. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:

a. The Sub-Adviser has been duly appointed by the Board in accordance with applicable law and regulation to provide investment services to the Fund Account as contemplated hereby.

b. The Trust will deliver to the Sub-Adviser a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time, and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

c. The Trust is currently in material compliance and shall at all times continue to so comply with the requirements imposed upon the Trust by applicable law and regulations.

17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE ADVISER. The Adviser represents, warrants and agrees that:

a. The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund Account as contemplated hereby.

b. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

18. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB ADVISER. The Sub-Adviser represents, warrants and agrees that:

a. The Sub-Adviser is registered as an “investment adviser” under the Investment Advisers Act of 1940 (the “Advisers Act”) or is a “bank” as defined in Section 202(a)(2) of the Advisers Act.

b. The Sub-Adviser is registered as a Commodity Trading Advisor under the Commodity Exchange Act (“CEA”), as amended, with the Commodity Futures Trading Commission, or is not required to file such registration. If Sub-Adviser invests the Fund Account in “commodity interests,” as such term is defined under the CEA, then Sub-Adviser shall conduct such investments so that the Fund remains in compliance with Rule 4.5 under the CEA. Upon request, Adviser will provide such information to Sub-Adviser as it may require in order to ascertain its compliance with Rule 4.5, and Sub-Adviser will provide Adviser with reasonably detailed calculations demonstrating Sub-Adviser’s compliance with Rule 4.5.

c. The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

d. The Sub-Adviser will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the 1940 Act, the records identified in Schedule B. The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule B) are the property of the Trust, and will be surrendered to the Trust promptly upon request. The Sub-Adviser agrees to keep confidential all records of the Trust and information relating to the Trust, unless the release of such records or information is otherwise (i) required by law or (ii) consented to in writing by the Trust or the Adviser. The Trust and the Adviser agree that such consent shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

e. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Adviser or the Trust may from time to time require to assure compliance with the 1940 Act, the Internal Revenue Code, applicable state securities laws and applicable statutes and regulations of foreign jurisdictions.

f. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the president or a vice president or general partner of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Section 204A during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Adviser shall permit the Trust, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1).

g. The Sub-Adviser shall promptly provide the Trust’s Chief Compliance Officer (“CCO”) with copies of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Advisers Act in its capacity as Sub-Adviser (together, the “Sub-Adviser Compliance Procedures”); and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Fund Account. The Sub-Adviser shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Adviser’s compliance with the Sub-Adviser Compliance Procedures in managing the Fund Account, and (ii) certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Fund Account. At least annually, the Sub-Adviser shall provide a certification to the Trust CCO confirming that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with the Federal Securities Laws.

h. The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Adviser, the Trust’s custodian, or other persons permitted under such policies and procedures or expressly designated by the Adviser.

i. The Sub-Adviser shall promptly provide information as requested by the Adviser or the Board to assist them or their agents in the determination of the fair value of portfolio securities and assets that are held in the Fund Account for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board. The Sub-Adviser shall on a daily basis monitor the valuation of all of the securities and assets in the Fund Account. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other asset in the Fund Account might not be reliable.

j. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

k. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event known to the Sub-Adviser as disqualifying the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Sub-Adviser will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, relating directly or indirectly to the Sub-Adviser’s asset management business.

l. The Sub-Adviser, to the extent permitted by applicable law, shall notify the Adviser promptly of any Material Compliance Matters (as defined in Rule 38a-1 under the 1940 Act) and actions taken in response to issues or items related to the services provided by the Sub-Adviser under this Agreement raised by the Securities and Exchange Commission, any self-regulatory organization or other regulators.

m. The Sub-Adviser will provide the Adviser with information (including information that the Adviser has communicated to the Sub-Adviser as required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for the Fund Account, any changes in the portfolio managers responsible the Fund Account, any changes in the ownership or executive management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser. The Sub-Adviser will promptly notify the Adviser of any pending investigation, litigation, material administrative proceeding or any other significant regulatory inquiry regarding Sub-Adviser, its employees or its business. Upon reasonable request, the Sub-Adviser will make available its officers and employees who provide services with respect to the Fund Account to meet with the Board in person to review the Fund Account.

n. In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund, the Trust or the Adviser.

o. The Sub-Adviser shall provide the Trust with historical performance information on similarly managed investment companies or other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

19. AMENDMENT. This Agreement may be amended at any time, but only by written agreement among the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedules A and B, is subject to the approval of the Board and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

20. EFFECTIVE DATE; TERM. The initial term of this Agreement shall become effective on the date first written above and shall terminate on September 30, 2022. This Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

21. TERMINATION.

a. This Agreement may be terminated by the Trust (by a vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

b. This Agreement may also be terminated by the Adviser or the Sub-Adviser, without the payment of any penalty (i) immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by the Adviser or the Sub-Adviser upon not more than thirty (30) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

22. DEFINITIONS. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

23. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

24. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25. GOVERNING LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

26. ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto embodies the entire agreement and understanding between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

WILMINGTON FUNDS
on behalf of the Wilmington International Fund

By:
Name:	John C. McDonnell
Title:	Chief Operations Officer

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:
Name:	Robert Ciro
Title:	Head of Product

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:
Name:	John J. Kelley
Title:	President

SCHEDULE A

OPERATING PROCEDURES

From time to time the Adviser shall issue written Operating Procedures which shall govern reporting of transactions and other matters so as to facilitate (i) the monitoring of the Trust’s compliance with the restrictions and limitations applicable to the operations of a registered investment company and (ii) the preparation of reports to the Board of Trustees, regulatory authorities and shareholders.

SUBSTANTIVE LIMITATIONS

A. The Sub-Adviser will manage the Fund Account as if the Fund Account were a registered investment company subject to the investment objective, policies and limitations applicable to the Fund stated in the Trust’s Prospectus and Statement of Additional Information, as from time to time in effect, included in the Trust’s registration statement or a supplement thereto under the Securities Act of 1933 and the Investment Company Act of 1940 (the “1940 ACT”), as each may be amended from time to time; provided, however, that if a more stringent restriction or limitation than any of the foregoing is stated in Section B of this Schedule, the more stringent restriction or limitation shall apply to the Fund Account;

B. The Sub-Adviser shall not, without the written approval of the Adviser, on behalf of the Fund Account:

1. purchase securities of any issuer if such purchase would cause more than 10 % of the voting securities of such issuer to be held in the Fund Account (1940 Act ss.5(b)(1); IRC ss.851(b)(4)(a)(ii));

2. purchase securities if such purchase would cause:

a. more than 3% of the outstanding voting stock of any other investment company to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(i)),

b. securities issued by any other investment company having an aggregate value in excess of 5% of the value of the total assets in the Fund Account to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(ii)),

c. securities issued by all other investment companies (other than Treasury Stock) having an aggregate value in excess of 10% of the value of the total assets of the Fund Account to be held in the Fund Account (1940 Act ss.12(d)(1)(A)(iii)),

d. more than 10% of the outstanding voting stock of any registered closed-end investment company to be held in the Fund Account, and by any other investment company having as its investment adviser any of the Sub-Advisers, the Adviser, or any other investment adviser to the Trust (1940 Act ss.12(d)(1)(C));

3. purchase securities of any insurance company if such purchase cause more than 10% of the outstanding voting securities of any insurance company to be held in the Fund Account (1940 Act ss.12(d)(2)); or

4. purchase securities of or any interest in any person who is a broker, a dealer, is engaged in the business of underwriting, is an investment adviser to an investment company or is a registered investment adviser under the Investment Advisers of 1940 unless

a. such purchase is of a security of any issuer that, in its most recent fiscal year, derived 15% or less of its gross revenues from securities-related activities (1940 Act Rule 12d3-1(a)), or

b. despite the fact that such purchase is of any of any issuer that derived more than 15% of its gross revenues from securities-related activities:

(1) immediately after the purchase of any equity security, the Fund Account would not own more than 5% of outstanding securities of that class of the issuer’s equity securities (1940 Act Rule 12d3-1(b)(1));

(2) immediately after the purchase of any debt security, the Fund Account would not own more than 10% of the outstanding principal amount of the issuer’s debt securities (1940 Act Rule 12d3-1(b)(2)); and

(3) immediately after the purchase, not more than 5% of the value of the Fund Account’s total assets would be invested in the issuer’s securities (1940 Act Rule 12d3-1(b)(3)).

C. The Sub-Adviser will manage the Fund Account so that no more than 10% of the gross income of the Fund Account is derived from any source other than dividends, interest, payments with respect to securities loans (as defined in IRC ss.512(a)(5)), and gains from the sale or other disposition of stock or securities (as defined in the 1940 Act ss.2(a)(36)) or foreign currencies, or other income (including, but not limited to, gains from options, futures, or forward contracts) derived with respect to the Fund’s business of investing in such stock, securities, or currencies (IRC ss.851(b)(2)).

Dated: June 16, 2022

SCHEDULE B

RECORD KEEPING REQUIREMENTS

RECORDS TO BE MAINTAINED BY THE SUB-ADVISER:

A. (Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Adviser on behalf of the Fund Account for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

1. the name of the broker;

2. the terms and conditions of the order and of any modification or cancellation thereof;

3. the time of entry or cancellation;

4. the price at which executed;

5. the time of receipt of a report of execution; and

6. the name of the person who placed the order on behalf of the Fund Account.

B. (Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases (e.g. execution ability, execution and research) upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

1. shall include the consideration given to:

a. the sale of shares of the Trust by brokers or dealers;

b. the supplying of services or benefits by brokers or dealers to:

(1) the Trust,

(2) the Adviser,

(3) the Sub-Adviser, and

(4) any person other than the foregoing; and

c. any other consideration other than the technical qualifications of the brokers and dealers as such;

SCHEDULE C

FEE SCHEDULE

For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Fund shall pay the Sub-Adviser an annual fee calculated as follows:

25 basis points (0.25%) on the first $20 million of assets+; and

20 basis points (0.20%) on the next $20 million of assets; and

15 basis points (0.15%) on the next $110 million of assets; and

10 basis points (0.10%) on assets in excess of $150 million.

+

All assets of Wilmington International Fund and Wilmington Real Asset Fund accounts shall be aggregated for purposes of calculating the fees owed to Sub-Adviser. The fee shall be payable monthly as soon as practicable after the last day of each month based on the Fund Account’s average daily net assets.

Dated: June 16, 2022